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Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Form S-1 Registration Statement (No. 333-                    ) and related Prospectus of G-III Apparel Group, Ltd. for the registration of 4,600,000 shares of its Common Stock, and to the incorporation by reference therein of our report dated March 30, 2006, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. included in its Annual Report on Form 10-K for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP
New York, New York
May 5, 2006